UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FRISCH'S RESTAURANTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies: ______________________________

2)	Aggregate number of securities to which transaction applies: ______________________________

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_______________________________________________________________________________

4)	Proposed maximum aggregate value of transaction: _____________________________________

5)	Total fee paid: _________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid: _________________________________________________________

2)	Form, Schedule or Registration Statement No.: _________________________________________

3)	Filing Party: ___________________________________________________________________

4)	Date Filed: ____________________________________________________________________

Frisch's Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 22, 2014

Dear Shareholders:

The 2014 annual meeting of the shareholders of Frisch's Restaurants, Inc., an Ohio corporation (the “Company”), will be held on Wednesday, October 22, 2014, at 9:00 a.m., Eastern Daylight Savings Time, at the executive offices of Frisch’s Restaurants, Inc., located at 2800 Gilbert Avenue, Cincinnati, Ohio 45206-1206. Directions can be obtained by emailing cfo@frischs.com.

The meeting is being conducted for the following purposes:

1.	Election of five directors to serve for a two-year term until the 2016 Annual Shareholders Meeting.

2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year beginning June 4, 2014.

3.	An advisory vote on approval of the Company’s executive compensation.

4.	Transaction of such other business, if any, as may properly come before the meeting or any adjournments thereof.

Your Board of Directors recommends a vote of "FOR ALL NOMINEES" on Proposal 1 and a vote "FOR" on Proposals 2 and 3.

Shareholders of record at the close of business on August 25, 2014, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholder Meeting to Be Held on October 22, 2014:

This Notice of Annual Meeting and Proxy Statement and the Company’s most recent Annual Report to Shareholders are available on our website at www.frischs.com. These items are also available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

Please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy via the Internet at www.proxyvote.com, or, if you request a paper copy of the materials, by completing, signing, dating, and returning your proxy form. If you attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors,

Donald A. Bodner
Dated: September 12, 2014	Secretary

FRISCH'S RESTAURANTS, INC.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

PROXY STATEMENT

2014 ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 22, 2014

INTRODUCTION

This Proxy Statement is furnished to shareholders of Frisch's Restaurants, Inc. (the "Company") in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2014 Annual Meeting of Shareholders (the "Meeting") and any adjournments thereof. The Meeting will be held at the executive offices of Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206-1206, on Wednesday, October 22, 2014, at 9:00 a.m., Eastern Daylight Savings Time. This Proxy Statement and form of proxy are first being made available to shareholders beginning on or about September 12, 2014.

THE PROXY

Proxy

The Board solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Meeting. A form of proxy for voting your shares at the Meeting is provided. When you properly complete your proxy, the shares it represents will be voted at the Meeting as specified on your proxy. If no specification is made, the shares represented by your duly executed proxy will be voted (1) for the election as directors of each of the nominees listed thereon; (2) for the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm; and (3) for approval of the compensation of the Company’s executives. The proxy will be voted at the discretion of the proxy holders, in accordance with any recommendations of the Board, on any other matter that may properly come before the Meeting, including, in accordance with the rules of the Securities and Exchange Commission (“SEC”), any matter which the Company did not have notice of by July 8, 2014.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised by (i) submitting a proxy bearing a later date using the voting method used when the revoked proxy was cast; (ii) filing a written notice of revocation with the president of the Company; or (iii) by attending and voting in person at the Meeting.

VOTING SECURITIES AND VOTING

Record Date

The Board has fixed the close of business on August 25, 2014, as the record date (the "Record Date") for the purpose of determining the shareholders entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. There were 5,114,350 shares of the Company's common stock ("Common Stock") issued and outstanding on the Record Date. Only shareholders of record at the close of business on the Record Date are entitled to vote on matters presented at the Meeting.

Voting

You are entitled to one vote for each share of Common Stock you owned of record on the Record Date on any matter submitted to a vote at the Meeting. However, in connection with the election of directors, shares may be voted cumulatively if written notice that cumulative voting for the election of directors is desired is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than forty-eight (48) hours before the time fixed for holding the Meeting. The Chairman will announce the giving of any such notice upon the convening of the Meeting, and all shareholders may then cumulate their votes for director nominees. Cumulative voting means that you have the right to vote the number of shares you owned as of the Record Date, multiplied by the number of directors to be elected. You may cast this total number of votes for one nominee or distribute the votes among some or all of the nominees in any manner you desire. If cumulative voting is declared at the Meeting, votes represented by proxies may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board, and discretionary authority to do so is included in the proxy.

1

Quorum Requirement

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock on the Record Date is necessary to constitute a quorum at the Meeting. Withheld votes, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of constituting a quorum at the meeting. A broker “non-vote” occurs when a nominee, such as a brokerage firm, bank, broker-dealer or similar organization, holding shares on behalf of the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Vote Required

At the Meeting, directors will be elected by a plurality of the votes cast. Therefore, the five nominees receiving the greatest number of votes will be elected as directors. Each other matter presented at the Meeting will be decided by a majority of the votes cast on that matter. If you hold your shares through a nominee and you do not give instructions to your nominee as to how to vote, your nominee will nevertheless generally be entitled to vote your shares of Common Stock on routine matters, such as the ratification of the independent registered public accounting firm. However, your nominee will not be able to vote your shares on any non-routine matters, such as the election of directors and any other matters to be voted upon at the meeting. Shares not voted by brokers and other nominees holding shares on behalf of beneficial owners will have no effect on the outcome. Accordingly, if you hold your shares through a nominee, for your vote to be counted, it is very important that you promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer or other nominee organization. For purposes of determining whether shareholders have approved Proposal 1 (election of directors), abstentions are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of such proposal. For purposes of determining whether shareholders have approved Proposal 2 (ratification of independent registered public accounting firm) and Proposal 3 (advisory vote on executive compensation) abstentions will have the same effect as a vote against such proposals.

CORPORATE GOVERNANCE MATTERS

Our business is managed under the direction of our Board. Members of the Board are kept informed of our business through, among other things, discussions with the Chief Executive Officer and other officers, receipt of written quarterly reports from the Vice Presidents of the Company, visits to our significant facilities, and review of materials provided to them in connection with, and attending and participating in, meetings of the Board and its committees.

Corporate Governance Guidelines

Our Board is committed to sound and effective corporate governance practices. The Board has adopted comprehensive Corporate Governance Guidelines (the “Guidelines”) which address a number of corporate governance issues, including director independence, qualifications for Board membership, Board and Board committee annual self-assessments, and the Board’s available resources and access to management. In addition, the Board has formal charters setting forth the powers and responsibilities of each of its standing committees. The Guidelines and the Committee Charters are available on our website at http://www.frischs.com and are available in print upon written request to the Company’s Secretary, Donald A. Bodner.

Board Structure and Meetings

Article II, Section 1 of the Company's Code of Regulations provides that the business of the Company shall be managed and conducted by a Board of Directors consisting of not less than five nor more than nine members. The shareholders previously set the number of directors at nine. Pursuant to the Code, shareholders entitled to elect directors have the right to fill any vacancy in the Board (whether or not the vacancy has been filled by the remaining directors) at any meeting of the shareholders attended by a quorum of shareholders.

The Board’s policy, which is set forth in the Guidelines, is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons. The Board believes this structure is in the best interests of shareholders because it facilitates the Board’s oversight of management and the independent directors’ involvement in setting the priorities for the work of the Board, and it is consistent with good corporate governance principles.

2

The Board held five meetings during the fiscal year ended June 3, 2014. All directors attended at least 75 percent of the aggregate number of meetings of the Board held and all committees of the Board on which the director served during the year (during the period he or she was a Board or committee member during the year).

Director Independence

The Company’s Code of Regulations requires that a majority of the directors on the Board be independent and provides certain criteria for determining independence. The Company’s Code of Regulations is available on the Company’s website at http://www.frischs.com and is available in print upon written request to the Company’s Secretary, Donald A. Bodner.

In accordance with the Guidelines and the rules and listing standards of the New York Stock Exchange (“NYSE MKT”), the Board reviews at least annually the independence of each non-employee director and affirmatively determines whether each non-employee director qualifies as independent under the independence standards of the NYSE MKT, the Company’s Code of Regulations, and any applicable federal securities laws and regulations. The Board recognizes that members of the Audit Committee and Compensation Committee are subject to more stringent standards of independence. Based upon an analysis of information provided by the non-employee directors, the Board also evaluates whether any such director has any material relationship, directly or indirectly, that may cause a conflict of interest in the performance of the director’s duties.

Based upon its review, the Board has affirmatively determined that the following six directors are independent under the applicable independence standards: Dale P. Brown, Daniel W. Geeding, Jerome P. Montopoli, Robert J. Dourney, Lorrence T. Kellar, and William J. Reik, Jr. In addition, Donald H. Walker qualified as independent on August 23, 2014. Pursuant to the Guidelines, each director must keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect the director’s independence.

Executive Sessions of Independent Directors

The Board believes that executive sessions consisting solely of the independent directors are an essential part of good corporate governance. Accordingly, as provided in the Guidelines, the independent directors meet at least quarterly, or more frequently if the independent directors desire, in executive session without the presence of non-independent directors and management.

The Board’s Role in Risk Oversight

Management of the Company is primarily responsible for assessing and managing the various risks facing the Company, including the creation of appropriate risk management programs and policies. A key element in the Company’s risk management process is its Disclosure Controls and Risk Management Committee. This Committee, which meets quarterly, consists of key management personnel from all operational and functional areas of the Company. This Committee’s Charter is available for viewing in the Investor Relations section of the Company’s corporate website http://www.frischs.com.

The Board, directly and through its committees, is responsible for risk oversight. The Board has delegated many of its risk oversight functions to the Audit Committee. A member of the Audit Committee attends each quarterly meeting of the Company’s Disclosure Controls and Risk Management Committee and all areas of material risk are discussed at each quarterly meeting of the full Audit Committee. The Audit Committee provides periodic reports on these matters to the full Board of Directors. In addition, the Compensation Committee considers the risks associated with the Company’s compensation policies and practices and provides periodic reports on these matters to the full Board.

Code of Conduct and Code of Ethics

The Company has a Code of Conduct applicable to all directors, officers, and employees that describes requirements related to ethical conduct, conflicts of interest and compliance with laws. In addition, the Chief Executive Officer, senior financial officers, members of the Disclosure Controls and Risk Management Committee, and other persons serving in financial, accounting or public reporting roles are also subject to a Code of Ethics containing additional requirements with respect to ethical conduct, conflicts of interest and full, fair and accurate reporting. Both the Code of Conduct and Code of Ethics are available on the Company’s website at http://www.frischs.com and are available in print upon written request to the Company’s Secretary, Donald A. Bodner.

Annual Shareholder Meeting Attendance by Directors

Board members are expected to attend the Company’s annual shareholder meetings and the annual meetings of the Board, which are scheduled immediately after the annual meeting of shareholders each year. All Board members attended last year’s annual shareholders meeting.

3

Communications with the Board

Shareholders and other interested parties may communicate with the Board at any time. The Board has a process for such communications. Shareholders and other interested parties desiring to send a communication to the Board should address their written communication to: The Board of Directors, c/o Donald A. Bodner, Secretary, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. Mr. Bodner will distribute copies of any such communications to all Board members. A confidential Corporate Governance Hotline is available to report concerns or complaints regarding the Company’s accounting, internal accounting controls, or other financial or auditing matters. These concerns or complaints will be referred to the Audit Committee of the Company’s Board. The toll-free number for reporting complaints or concerns is 1-800-506-6424. The Hotline is managed by a third party and is available 24 hours a day, 7 days a week. Calls may be made anonymously.

Board Committees, Charters and Meetings

The Board has the following standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee. Each of the Board’s committees operates under its own written charter. All committee charters are available on the Company’s website at http://www.frischs.com and are available in print upon written request to the Company’s Secretary, Donald A. Bodner.

The following table provides membership and meeting information for each of the standing Board Committees during the fiscal year ended June 3, 2014:

Name	Audit	Compensation	Nominating and Corporate Governance	Finance
Dale P. Brown	X		Chair
Robert J. Dourney		X		X
Daniel W. Geeding	X	Chair
Lorrence T. Kellar			X	Chair
Craig F. Maier
Karen F. Maier
Jerome P. Montopoli	Chair	X
William J. Reik, Jr.			X	X
Donald H. Walker				X
Meetings During Fiscal Year	4	4	4	4

Audit Committee

The Board has determined that all three members of the Audit Committee meet the independence standards of the NYSE MKT’s listing standards, including those in Section 803B(2), the Company’s Code of Regulations and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (“Exchange Act”).

The Board has also determined that two of the Audit Committee members, Messrs. Geeding and Montopoli, are “audit committee financial experts” as defined in current SEC rules, particularly Item 407(d)(5)(ii) and (iii) of Regulation S-K, as well as NYSE MKT Rule 803B2(iii). The financial background of each of these Audit Committee members is contained in the section below entitled “PROPOSAL 1 – ELECTION OF DIRECTORS.”

The primary function of the Audit Committee is to assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s internal audit function and of the independent registered public accounting firm, (iv) the material financial risks facing the Company and the management of those risks, and (v) the Company’s compliance with legal and regulatory requirements. In performing these functions, the Audit Committee discusses with internal auditors and the outside independent registered public accounting firm their overall scope and plans for their respective audits. The Audit Committee also meets periodically with the independent registered public accounting firm, management, and internal auditors to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee selects and oversees the work of the independent registered public accounting firm.

4

Compensation Committee

The Compensation Committee is responsible for overseeing the establishment and administration of the Company’s compensation and benefit programs for its executives and directors in accordance with the Company’s compensation philosophy, objectives, and policies. The Board has determined that each member of the Compensation Committee is independent as defined under the NYSE MKT’s listing standards and the Company’s Code of Regulations, is an “outside” director pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and is a “non-employee” director pursuant to Section 16 of the Exchange Act. The Company’s processes and procedures for the consideration and determination of compensation programs for executives and directors is described in detail below in the section entitled “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, the members of the Compensation Committee were Messrs. Geeding, Dourney, and Montopoli. None of the Compensation Committee members ever served as an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the board of directors or compensation committee of any entity that employs or compensates any member of the Company’s Board or its Compensation Committee.

Nominating and Corporate Governance Committee

The Board has determined that all three members of the Nominating and Corporate Governance Committee are independent as defined under the NYSE MKT’s listing standards and the Company’s Code of Regulations. The Nominating and Corporate Governance Committee develops and implements appropriate corporate governance guidelines and continuing education programs for all directors, including orientation and training programs for new directors. The Nominating and Corporate Governance Committee also searches for and recommends qualified, experienced candidates to the Board to be nominated for election as directors at annual shareholder meetings and to fill any vacancies on the Board. The Committee also develops and implements annual self-assessments for the full Board and each Board committee.

Finance Committee

The Board has determined that three members of the Finance Committee, Messrs. Kellar, Reik and Dourney, are independent as defined under the NYSE MKT’s listing standards and the Company’s Code of Regulations. The Finance Committee’s function is to review and advise management with respect to all strategies, plans, policies and actions related to corporate finance, including capital expenditure, dividend, and cash flow policies.

Certain Relationships and Related Person Transactions

The Board is committed to upholding the highest ethical conduct in fulfilling its duties and has adopted a written Related Person Transaction Policy to ensure the careful review of any related party transactions. The policy requires that the Audit Committee review and approve or ratify all related person transactions for which disclosure is required pursuant to the rules and regulations of the SEC. A related person transaction includes any transaction, arrangement or relationship in which the Company or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;
•	any shareholder owning more than 5 percent of the Company’s Common Stock;
•	any immediate family member (as defined in the rules and regulations of the SEC) of an executive officer, director, director nominee or beneficial owner of more than 5 percent of the Company’s Common Stock; and
•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5 percent or greater beneficial ownership interest.

As part of its review and approval process of related person transactions, the Audit Committee considers all relevant facts and circumstances available to the Audit Committee, including the recommendations of management. No member of the Audit Committee participates in any review, consideration or approval of any related person transaction involving such member or any of his or her immediate family members, except that such member is required to provide all material information concerning the related person transaction to the Audit Committee.

The Board has pre-approved the following related person transactions as part of the Company’s Related Person Transaction Policy:

5

•	any transaction with a related person involving the purchase or sale of products or services in the ordinary course of business on arms’ length terms available to third parties where the aggregate amount involved does not exceed $120,000;
•	any transaction with another company where the related person’s only relationship with that Company is as an employee (but not an executive officer), director or beneficial owner of less than 10 percent of that company’s shares;
•	any employment by the Company of a relative of a director or executive officer where the employment was entered into in the ordinary course of business and the relative’s compensation is in accordance with the Company’s practices applicable to employees with equivalent qualifications and responsibilities holding similar positions;
•	any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university where the related person’s only relationship to the organization, foundation or university is as an employee or a director (but not an executive officer);
•	any transaction where the related person’s interest arises solely from the ownership of the Company’s Common Stock and all holders of such Common Stock receive the same benefit on a pro-rata basis (e.g., dividends); and
•	director compensation arrangements, if the Board has approved such arrangements.

During the fiscal year ended June 3, 2014, the related party transactions required to be disclosed are as follows:

Craig F. Maier, the Chief Executive Officer (CEO) and a director of the Company, is the owner of Frisch New Richmond Big Boy, Inc. (“New Richmond”), which operates a licensed Frisch’s Big Boy restaurant in New Richmond, Ohio. Karen F. Maier, Vice President-Marketing and a director of the Company, is a part owner (along with her siblings, excluding Craig F. Maier) of Frisch West Chester, Inc. (“West Chester”), which operates a licensed Frisch's Big Boy restaurant in West Chester, Ohio. Certain other family members of Craig F. Maier and Karen F. Maier are the owners of Frisch Hamilton West, Inc. (“Hamilton West”), which operates a licensed Frisch’s Big Boy restaurant in West Hamilton, Ohio.

All three of these restaurants are operated by the Company (through its wholly-owned subsidiary, Frisch Ohio, LLC) pursuant to the terms of certain Restaurant Management and Operations Agreements, under which the restaurants pay management fees to the Company. The management fees consist of a) pro-rata portions of the Company's costs of providing centralized shared services - accounting, payroll processing, and information technology including POS help desk services - which are allocated in the same way the Company allocates these costs to its own restaurants, and b) the Company's fully burdened cost of salaries and wages, payroll taxes and employee benefits of Company employees who staff the three restaurants. Total management fees paid to the Company by these three restaurant entities amounted to $2,873,806 during the fiscal year ended June 3, 2014. These Restaurant Management and Operations Agreements were entered into on July 29, 2014, to replace certain employee leasing agreements and to formalize other long-standing arrangements. The initial term of each agreement is 5 years, with a maximum of 5 one-year renewal periods.

In addition, these three restaurant entities pay the Company franchise fees, contribute to the Company's general advertising fund and make purchases from the Company’s commissary. The total paid to the Company by these three restaurants amounted to $2,183,851 during the fiscal year ended June 3, 2014. These non-management fee transactions were effected on substantially similar terms as transactions with other licensees of the Company.

All management fees and non-management fee transactions are summarized in detail below:

•	New Richmond made purchases from the Company's commissary totaling $358,241, and paid the Company advertising fees of $33,834, employee leasing fees of $587,087, payroll and accounting fees of $18,923, human resources and benefit fees of $8,053, franchise fees of $50,751, and point of sale help desk fees of $5,886.

•	West Chester made purchases from the Company's commissary totaling $526,891, and paid the Company advertising fees of $50,102, employee leasing fees of $876,028, payroll and accounting fees of $22,213, human resources and benefit fees of $12,887, franchise fees of $75,154, and point of sale help desk fees of $5,886.

•	Hamilton West made purchases from the Company's commissary totaling $880,264, and paid the Company advertising fees of $83,446, employee leasing fees of $1,299,535, payroll and accounting fees of $20,723, human resources and benefit fees of $10,698, franchise fees of $125,169, and point of sale help desk fees of $5,886.

6

Hamilton West is a party to an Agreement to Purchase Stock with the Company which provides when there is only one remaining shareholder of Hamilton West, that remaining shareholder may require the Company to purchase any or all his or her shares of Hamilton West at any time, and the Company is required to purchase all such shares upon the death of the sole remaining shareholder. The purchase price for any such purchase by the Company would be the book value of the shares as determined by the Hamilton West’s accountants based upon generally accepted accounting principles, determined as of the end of the month immediately preceding the closing. The closing must be held within 30 days after the demand for purchase by the remaining shareholder or the appointment of the personal representative for the shareholder’s estate, as applicable, and the purchase price must be paid in cash at the closing.

West Chester is a party to an Agreement to Purchase Stock with the Company which provides when there is only one remaining shareholder of West Chester, that remaining shareholder may require the Company to purchase any or all his or her shares of West Chester at any time, and the Company is required to purchase all such shares upon the death of the sole remaining shareholder. The purchase price for any such purchase by the Company would be the greater of either the book value of the shares or twice the average earnings per share over the prior three years, with a maximum purchase price of $100,000 less any outstanding debt owed by West Chester to the deceased shareholder. The closing must be held within 30 days after the demand for purchase by the remaining shareholder or the appointment of the personal representative for the deceased shareholder’s estate, as applicable, and the purchase price must be paid in cash at the closing.

During the fiscal year ended June 3, 2014, Scott C. Maier, a Construction Manager at the Company who is the brother of Craig F. Maier and Karen F. Maier, received a salary of $79,214.18 and an auto allowance of $5,645.

Until his death on February 2, 2005, Jack C. Maier served as Chairman of the Board and provided other services to the Company pursuant to an employment agreement effective May 29, 2000, that contained a provision for deferred compensation. Jack C. Maier was the husband of Blanche F. Maier, a director of the Company until her death on September 1, 2009. Jack C. Maier and Blanche F. Maier are the parents of Craig F. Maier and Karen F. Maier. Pursuant to the agreement, upon the death of Jack C. Maier, the Company became obligated to pay his widow the amount of $214,050 for each of the next 10 years, adjusted annually to reflect 50 percent of the latest annual percentage change in the Consumer Price Index for All Urban Consumers (“CPI”). After the settling of Blanche F. Maier’s Estate, from July 1, 2013 (the first payment due date in fiscal year 2014) through September 1, 2013, monthly payments of $19,601 were made to Craig F. Maier, Trustee. Beginning October 1, 2013, after distributions from the Trust, payments have been split seven ways among Karen F. Maier, Linda L. Maier, Jack C. Maier Trust FBO Craig F. Maier Family, Jack C. Maier Trust FBO Lisa M. Dayton Family, Jack C. Maier Trust FBO Diane N. Knight Family, Jack C. Maier Trust FBO Paula Maier Family, and Jack C. Maier FBO Scott C. Maier Family. Effective March 1, 2014, as a result of the required CPI adjustment, the monthly amount increased to $19,748 per month. The last payment is due February 1, 2015, so no further CPI adjustments will be made.

PROPOSALS FOR VOTE AT THE MEETING

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company’s Nominating and Corporate Governance Committee nominates director candidates for approval by the full Board. The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. Shareholders may propose director nominees by submitting the name, telephone number and business experience and qualifications of such nominee to the Committee, within the time period required by the current SEC Rules, at: Chair, Nominating and Corporate Governance Committee, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. No shareholder nominations were received by the Company for this Annual Meeting. The Nominating and Corporate Governance Committee did not retain any director search firm with respect to this year’s election; however, the Committee is empowered to retain search firms or other advisors should it ever deem it necessary or desirable.

The Company’s Corporate Governance Guidelines establish the desired qualifications for directors. The Company seeks to have a Board comprised of individuals representing diverse experiences, backgrounds, skills, expertise, and other attributes who will be most effective, in conjunction with the other nominees and directors on the Board, in collectively serving the best interests of the Company and its shareholders. Directors should also possess the highest personal and professional ethics and integrity, be devoted to representing the interests of the Company and its shareholders, and be willing to devote sufficient time to carry out the director’s duties and responsibilities effectively. The Committee evaluates all candidates based upon the same criteria regardless of whether they were nominated by the Committee, shareholders, a member of management or the Board, or any other person.

7

The Nominating and Corporate Governance Committee considers all of the required director qualifications contained in the Guidelines when evaluating and recommending to the Board the slate of director nominees for election at each annual shareholders meeting and when recommending any person to fill a vacancy on the Board. Annually, prior to each annual shareholder meeting, the Committee reviews with the full Board (i) the content and effectiveness of the Guidelines, including the diversity of experiences, backgrounds, expertise and other required director qualifications, and (ii) the specific experience, qualifications, skills, and other attributes that qualifies each incumbent director and director nominee to be a director in light of the requirements in the Guidelines and the business, structure, and needs of the Company.

At the Meeting, five directors are to be elected for a two-year term to serve until the 2016 Annual Shareholders Meeting and until their successors have been elected and qualified. Based upon the recommendation of the Nominating and Corporate Governance Committee, your Board has unanimously nominated current Board members Robert J. (RJ) Dourney, Lorrence T. Kellar, Karen F. Maier, William J. Reik, Jr. and Donald H. Walker for reelection as directors at the Meeting. The Board affirmatively determined that Messrs. Dourney, Kellar and Reik are independent. The principal occupations, business experience, qualifications, attributes, expertise, and other skills of each of the nominees, which serves as the basis for the Board’s conclusion that the nominees are appropriate to serve as directors of the Company given its business and structure, are set forth below.

The Board of Directors recommends a vote of "FOR ALL NOMINEES" to elect all nominees as Directors.

NOMINEES FOR ELECTION OF DIRECTORS TO SERVE UNTIL THE 2016 MEETING

Robert J. (RJ) Dourney, Director since 2005

Mr. Dourney, age 56, is a member of the Compensation Committee and Finance Committee. Mr. Dourney is the Chief Executive Officer, President and a Director of COSI (American restaurant chain) (since March 2014). He is the owner of and was formerly the Chief Executive Officer of Hearthstone Associates LLC, an operator and franchisee of fast-casual restaurants and retail meal preparation businesses throughout New England (from May 2005 to March 2014). He is also a director of Boloco (regional restaurant chain) (since January 2014) and a Trustee of the Catholic Schools Foundation in Boston, Massachusetts. He was previously Vice President-Operations of Au Bon Pain, a company that owns or franchises over 250 cafés throughout the world (June 2001 to June 2005). Prior to that, he was Vice President-Operations of Applebee’s International (May 2000 to June 2001). Mr. Dourney has over 32 years of experience in the restaurant industry, serving in both operations and strategic capacities.

Lorrence T. Kellar, Director since 1998

Mr. Kellar, age 77, is the Chair of the Board’s Finance Committee and a member of the Nominating and Corporate Governance Committee. Mr. Kellar was Vice President of Continental Properties Company, Inc., a retail and residential developer, from November 2002 until his retirement in November 2009. Prior to that, he was Vice President - Real Estate of Kmart Corporation from 1996 to September 2002. He held various positions in finance, capital management, audit, accounting, and real estate at The Kroger Co. from 1965 until April 1996, including Group Vice President – Finance and Real Estate. He also held positions in finance, accounting and tax at 3-M Co. from 1962 to 1965. He is currently a director and a member of the Audit, Governance and Compensation Committees of Multi-Color Corporation (label printer – NASDAQ); director and a member of the Audit, Governance and Compensation Committees of Spar Group, Inc. (retail merchandiser – NASDAQ); and a Trustee and member of the Audit and Compensation Committees of Acadia Realty Trust (NYSE). He was also the Chairman and Trustee of Hamilton County Library Foundation; Chairman and member of the Urban Design Review Board – City of Cincinnati; Chairman and Trustee of the City of Cincinnati Retirement System; Chairman and Trustee of The Cincinnati Ballet; Chairman and Trustee of the Central Community Health Board; President of the Queen City Association; and has been integrally involved with various other civic and charitable organizations, including the Cincinnati Symphony Orchestra, Cincinnati Opera, Riverfront Advisory Council – City of Cincinnati, Charter Committee of Greater Cincinnati, Greater Cincinnati Educational Television Foundation, Public Media Connect, University of Cincinnati Foundation, and United Way Social Planning Council. Mr. Kellar holds an M.B.A. and has extensive accounting, audit, and finance experience.

Karen F. Maier, Director since 2005

Ms. Maier, age 62, has been the Vice President-Marketing of the Company since 1983. Ms. Maier joined the Company in 1974 as a manager trainee and worked her way up to Shift Manager and then Unit Manager. She transferred to the Advertising Department in 1975 and became the Director of Advertising and Marketing in 1978. She is also a director of the Free Store Food Bank (since 2001) and a Member of the Tourism Ohio Advisory Board. Ms. Maier is the sister of Craig F. Maier. For over 36 years, Ms. Maier has been directly responsible for the development and execution of the marketing and advertising programs of the Company, contributing substantially to the introduction and promotion of new products, marketing initiatives, and retail marketing of branded products. This marketing and advertising experience and intimate knowledge of the market for the Company’s products make Ms. Maier a valuable asset to the Board.

8

William J. Reik, Jr., Director since 1998

Mr. Reik, age 76, is a member of the Board’s Nominating and Corporate Governance and Finance Committees. He is the Managing Member of Reik & Co., LLC, an investment counseling firm, since November 2006. Prior to that, he was the Managing Director of William D. Witter, Inc., an investment counseling firm, from February 1991 until November 2006. He was previously Managing Director of Mitchell Hutchins Asset Management, Inc. until February 1991. Mr. Reik brings to the Board his valuable and extensive experience in the investment management industry.

Donald H. Walker, Director since November 2009

Mr. Walker, age 68, is retired. He was the Vice President and Chief Financial Officer (from 1996) and the Treasurer (from 1982) of the Company until his retirement in August 2011. He served in various other finance and accounting positions at the Company from 1977 to 1996. Prior to 1977, Mr. Walker worked as a Certified Public Accountant with the accounting firm Grant Thornton LLP. He holds a B.B.A. degree in accounting and an M.B.A. in quantitative analysis. During Mr. Walker’s 15-year tenure as Chief Financial Officer, he was principally responsible for all of the Company’s financing and banking resources and activities, the design of Company-wide cash management initiatives, regulatory compliance, and accounting, auditing, and transaction processing. Mr. Walker’s accounting expertise and his extensive experience with all finance, accounting, and regulatory compliance aspects of the Company make him a valuable resource on the Board.

Votes represented by proxies will be cast by the proxy holders in such a way as to effect the election of all nominees, or, if cumulative voting is invoked, as many thereof as possible under the rules of cumulative voting in accordance with the recommendation of the Board. All nominees have consented to serve as directors if elected. However, in the event that any nominee shall become unable to serve prior to the Meeting, it is intended that the proxies will be voted for the balance of those nominees named and for such substitute nominee, if any, as shall be designated by the Board.

INCUMBENT DIRECTORS SERVING UNTIL THE 2015 SHAREHOLDER MEETING

The principal occupations, business experience, qualifications, attributes, expertise, and other skills of each of the incumbent directors which serves as the basis for the Board’s conclusion that the directors are appropriate to serve as directors of the Company given its business and structure are set forth below. The terms of these incumbent directors expire at the 2015 Annual Shareholders Meeting.

Dale P. Brown, Director since 1999

Ms. Brown, age 67, is the Chair of the Board’s Nominating and Corporate Governance Committee and a member of the Audit Committee. She is now a self-employed Author and Marketing Consultant. She was President and Chief Executive Officer of Sive/Young & Rubicam, a prominent Cincinnati advertising firm, for eight years from July 1990 to December 1998 and is the Recipient of Two Silver Medals from the American Advertising Federation. She is also currently a Trustee Emeriti of the University of Richmond; and a director (since 1994) and member of the Audit and Nominating and Corporate Governance Committees of Ohio National Financial Services. Ms. Brown has substantial experience and expertise in marketing, advertising, and public relations.

Daniel W. Geeding, Director since 1992

Mr. Geeding, age 72, is currently the Chairman of the Board of the Company, Chair of the Board’s Compensation Committee, and a member of the Audit Committee. He is the Executive Vice President, Chief Financial Officer and Treasurer of Interact for Health (formerly known as The Health Foundation of Greater Cincinnati) (since 2001) and manages the financial, investment, IT, and human resources operations of Interact for Health and its subsidiaries. He is also the Vice President and Chief Financial Officer of InterAct for Change (since 2002). He held various positions at Xavier University from 1969 to 2002, including Director of the Center for International Business (1997 to 2002), Dean, Acting Dean and Associate Dean of the College of Business Administration (1985 to 1997), Director of the Executive MBA Program (1982 to 1991), and Assistant, Associate and Professor of Management (1969 to 2002). He is currently a director of Cincinnati Eye Institute Foundation (since 2006); a director (since 2002), the Chairman of the Board, and member of the Audit Committee of the Corporation For Findlay Market; a member of the Audit Committee of the Greater Cincinnati Foundation (since 2009); a director of the Sulgrave Manor Preservation Foundation (since 2010); and a director and Chair of the Market Development Committee of Mercy Health (since 2012). Mr. Geeding is a Certified Public Accountant (since 1969) and holds a B.S. and M.B.A. in accounting and a Ph.D. in management. He is a member of The American Institute of Certified Public Accountants, the Foundation Financial Officers Group, and Financial Executives International. Based upon his significant financial and accounting training, experience, and expertise, the Board has determined that Mr. Geeding qualifies as an “audit committee financial expert” under the SEC rules.

9

Craig F. Maier, Director since 1984

Mr. Maier, age 64, has been the President and Chief Executive Officer of the Company since 1989. Mr. Maier joined the Company as a manager trainee in 1975 and worked his way up through the positions of area supervisor and Divisional Vice President before becoming Executive Vice President in October 1988. Mr. Maier holds an MBA from Columbia University and has since July 2008 served as a director and a member of the Audit, Compensation (currently serving as Chair), and Finance Committees of Cincinnati Bell, Inc. (NYSE). He is also a Director of the Cincinnati Zoo and Botanical Garden and the Dan Beard Council of the Boy Scouts of America; a Director and Treasurer of the Cincinnati Playhouse in the Park; Board Emeritus of the Cincinnati Museum Center and Cincinnati Art Museum; and Honorary Trustee of the Cincinnati Ballet. With over 39 years of experience in all facets of the operations of the Company, and over 24 years of experience as the Chief Executive Officer of a large, publicly-traded corporation, Mr. Maier brings to the Board demonstrated management, operational, and leadership ability, all of which makes him a valuable asset to the Board.

Jerome P. Montopoli, Director since 2005

Mr. Montopoli, age 71, is Chair of the Board’s Audit Committee and a member of the Compensation Committee. He retired as a Certified Public Accountant in September 2001, and has since been a private investor and consultant. He is a Trustee Emeriti (since 2007) and Member of the Audit and Finance Committees of The University of Cincinnati Foundation. He was a Trustee of the University of Cincinnati Foundation from 1996 to 2007. Mr. Montopoli was the Managing Partner, Partner Matters of Andersen Worldwide from October 1999 to August 2001. He was the Managing Partner, Michigan Offices of Arthur Andersen LLP from March 1992 to October 1999 and Managing Partner, Cincinnati Offices of Arthur Andersen LLP from March 1988 to March 1992. He was also Chair of the Audit Committee and a member of the Finance Committee of the Health Alliance of Greater Cincinnati from November 2004 to May 2010. Mr. Montopoli has over 35 years of experience as a Certified Public Accountant in public accounting; 25 of those years as a Partner at Arthur Andersen LLP. Based upon his extensive financial, accounting and audit training, experience, and expertise, the Board has determined that Mr. Montopoli qualifies as an “audit committee financial expert” under the SEC rules.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting, evaluating and, if necessary, replacing the Company’s independent registered public accounting firm and the accounting firm reports directly to the Audit Committee. The Audit Committee has unanimously selected the firm of Grant Thornton LLP to make an examination of the accounts of the Company and serve as the Company’s independent registered public accounting firm for the fiscal year commencing June 4, 2014. Grant Thornton LLP has been the auditor of record since 1952.

Shareholder ratification of the selection of independent accountants is not required by law, however, the Board nevertheless decided to ascertain the views of the shareholders in this regard. If the selection of Grant Thornton LLP is not ratified at the Meeting, the Audit Committee will consider the results of the vote and determine whether to appoint a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

A representative of Grant Thornton LLP will be present at the shareholders’ meeting. The representative will be afforded an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from the shareholders.

The Board of Directors recommends a vote “FOR” ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Auditor Fees and Services

A.	Audit Fees

The aggregate audit fees for professional services rendered by Grant Thornton LLP for the fiscal years ended May 28, 2013 and June 3, 2014, were $324,300 and $351,500, respectively. These fees were for the audits of the Company’s annual financial statements and internal controls, the reviews of the financial statements included in the Company’s Forms 10-Q, and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

10

B.	Audit-Related Fees

The aggregate audit-related fees for professional services rendered by Grant Thornton LLP during the fiscal years ended May 28, 2013 and June 3, 2014, were $65,990 and $29,250, respectively. These fees were for assurance and related services reasonably related to the performance of the audit or review of the financial statements (and not reported under “Audit Fees” above), which principally included audits of the Company’s pension plans and 401(k) plans.

C.	Tax Fees

The aggregate tax fees for professional services rendered by Grant Thornton LLP during the fiscal years ended May 28, 2013 and June 3, 2014, were $29,700 and $224,300, respectively. In addition to fees for routine advice on various tax matters, including tax compliance, tax planning and stock option taxation research, the fiscal year ended June 3, 2014, included services to: a) identify, quantify and document tax benefits associated with the Domestic Production Activities Deduction available under the Internal Revenue Code, and b) $ conform the Company’s previous Change in Accounting Method (filed with the Internal Revenue Service (IRS)) to the Final Repair Regulations that were issued by the IRS in September 2013.

D.	All Other Fees

The amount of $5,000 was paid to Grant Thornton LLP during the fiscal year ended May 28, 2013, for the 2012 Stock Option and Incentive Plan S-8 filing with the Securities and Exchange Commission. There were no other fees for professional services rendered by Grant Thornton LLP during the fiscal year ended June 3, 2014.

The Audit Committee considered the services of Grant Thornton LLP as referenced above and determined those services were compatible with maintaining Grant Thornton LLP’s independence.

The Company has adopted a policy requiring pre-approval by the Audit Committee of audit and permissible non-audit services by Grant Thornton LLP. The Audit Committee did pre-approve all services by Grant Thornton LLP referenced above.

Audit Committee Report

The Audit Committee is composed entirely of non-management directors. The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 3, 2014, with management of the Company and Grant Thornton LLP, the Company’s independent registered public accounting firm, which included discussions about the selection of appropriate accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements. The Audit Committee discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board. The Audit Committee also received the written disclosures and the letter from Grant Thornton LLP required by applicable standards of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended June 3, 2014, be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee also discussed with Grant Thornton LLP the Company’s internal control assessment process, management’s assessment with respect thereto and Grant Thornton LLP’s opinion of the Company’s system of internal control over financial reporting.

AUDIT COMMITTEE:
Jerome P. Montopoli, Chair
Daniel W. Geeding
Dale P. Brown

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, we are seeking a non-binding advisory vote on the approval of the compensation of the Named Executive Officers, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Shareholders approved the executive compensation at the 2011 Annual Shareholders Meeting and voted to hold an advisory vote on executive compensation annually. Accordingly, shareholders also approved executive compensation at the 2012 and 2013 Annual Shareholders Meetings.

11

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program for the Named Executive Officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation principles, policies and practices described in this Proxy Statement. We urge you to read the section of this Proxy Statement titled “Compensation Discussion and Analysis” which discusses how our compensation design and practices reflect our compensation philosophy. That philosophy, which is set by the Compensation Committee, includes aligning each executive’s compensation with the interests of shareholders and the Company’s short-term and long-term performance and providing the compensation and incentives needed to attract, motivate and retain key executives who are important to our long-term success. The Compensation Committee and the Board believe that our compensation philosophy, design and practices are effective and appropriate in implementing our strategic goals. Accordingly, we ask our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the Company, our Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” advisory approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis below. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Daniel W. Geeding, Chair
Jerome P. Montopoli
Robert J. Dourney

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation programs are intended to enhance the interests of our shareholders by attracting high quality executive talent, encouraging our executives to remain with Frisch’s Restaurants, Inc. (the “Company”), rewarding our executive officers for financial and individual performance, and aligning the interests of our executives with those of our shareholders. The Company strives to ensure that the overall compensation paid to the named executive officers is appropriate, competitive with the comparable labor markets, and in line with our overall compensation objective to attract, motivate and retain the executive talent required to achieve our corporate objectives and increase shareholder value.

Throughout this proxy statement, the individuals included in the “Summary Compensation Table” below, including the Company’s Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”), are referred to as the “Named Executive Officers.”

Compensation Objectives and Strategy

Our compensation programs have been designed with the following objectives in mind:

•	Attract and Retain High Quality Executive Talent. Our compensation programs are intended to attract and retain high quality executive talent in our industry. In order to attract and retain executive talent with proven skills and experience, we believe our compensation programs must be competitive and compare favorably with those offered by companies with which we compete for a limited pool of executive talent.

12

•	Pay for Performance. Our compensation programs are intended to motivate our Named Executive Officers to achieve a superior level of performance. The amount of compensation for each Named Executive Officer is intended to reflect the executive’s experience, his or her individual performance, and the performance of the Company. Portions of our compensation program are expressly tied to the performance of the Company and/or the Named Executive Officer, including our incentive compensation and variable compensation plans and our equity award program. We seek to balance incentives for both short-term and long-term performance.

•	Shareholder Alignment. We seek to align the interests of our Named Executive Officers with our stockholders by using cash and equity-based incentives that link executive compensation to the Company’s short-term and long-term performance.

Our executive compensation program is designed to reward performance, including total company, business unit and individual performance. We generally reward executives for short-term and long-term financial and operating performance as well as leadership excellence.

Determining Compensation

The Compensation Committee (“Committee”) monitors the administration of the Company’s compensation and benefit programs, including stock-based compensation and other incentive plans, for the Company’s directors, executives and other employees. The Committee focuses on the attraction and retention of key executives and makes the final determination of base salary, annual incentive compensation and stock-based compensation for the CEO and, taking into account the recommendations of the CEO, for each of the Company’s other Named Executive Officers. When making compensation decisions, the Committee considers the Company’s overall compensation philosophy, objectives and policies, performance results of the Company, relevant peer data, recommendations by management, and the advice and recommendations of Towers Watson & Co. (“Towers Watson”) and RSC Advisory Group (“RSC"). The Committee has assessed the independence of these compensation consultants for conflicts of interest, in light of the enumerated independence factors contained in Section 10(C)(b) of the Securities Exchange Act of 1934, as well as amended Item 407(e)(3) of Regulation S-K and New York Stock Exchange Rule 805(c)(4).

The Compensation Committee has considered the following:

•	Provision of other services to the Company by the person that employs the consultant.

•	Amount of fees paid by the Company to the person that employs the consultant, as a percentage of that person's total revenue.

•	Policies and procedures of the person that employs the consultant regarding prevention of conflicts of interest.

•	Any business or personal relationship between the consultant and any member of the Committee.

•	Ownership by the consultant of the Company's stock.

•	Any business or personal relationship between the consultant, or any person that employs the consultant, and any Named Executive Officer of the Company.

RSC is engaged and supervised by the Committee. RSC provided guidance, analysis, and advisory services with respect to the non-employee Board of Directors’ compensation during the past fiscal year. RSC provides no other services to the Company. None of RSC’s employees involved in compensation consulting services has any personal or business relationship with the Company, and none of these employees owns Company stock.

Towers Watson is engaged and supervised by the Company to review the compensation of select Company positions biennially with the last review conducted in early 2013. Towers Watson does not provide other services to the Company. None of Towers Watson’s employees involved in compensation consulting services has any personal or business relationship with the Company, and none of these employees owns Company stock. Further, Towers Watson employs specific policies and procedures designed to protect against conflicts of interest, which were provided to the Company during the compensation consultant review process.

13

The Committee also considers the results of any votes of shareholders with respect to compensation matters. At our 2013 Annual Shareholders Meeting, our shareholders approved a non-binding advisory “say-on-pay” proposal with over 81.2 percent of the votes cast approving the compensation of the Named Executive Officers. The Committee reviewed the results of the shareholder votes and took the high percentage in favor as an indication that there is strong support among our shareholders for our executive compensation philosophy and our pay-for-performance approach.

Among other actions, the Committee takes the following steps to ensure that it effectively carries out its responsibilities:

•	Retains an external consultant with expertise in executive compensation, to provide the Committee with relevant market data and analysis and compensation recommendations.

•	Conducts an annual review of the Company’s Compensation Philosophy and Strategy policy to ensure it remains appropriate given the Company’s performance and strategic objectives.

•	Uses a tally sheet, prepared by the Company, containing all relevant compensation information to conduct an annual review of all compensation for each Named Executive Officer. Information reported on the tally sheet includes:
o	All cash compensation, including base salary and incentive compensation
o	Equity compensation, including stock awards
o	Annual contributions to retirement plans, as well as total balances
o	Any increases in pension benefits
o	Perquisites including auto allowance, medical reimbursement plan, supplemental long-term disability, and reimbursement of relocation expenses

•	Conducts an annual review and assessment of potential risks arising from our compensation programs (including the executive compensation programs) and policies and reports its assessment to the full Board of Directors.

•	Conducts an annual review of the Compensation Committee Charter to ensure that it effectively reflects the Committee’s responsibilities.

•	Conducts an annual self-evaluation of the effectiveness of the Committee and each Committee member and makes any changes that are appropriate based upon the self-evaluation.

During the fiscal year ended June 3, 2014, the Committee also reviewed and oversaw various compensation and benefits issues, including but not limited to the following:

•	Reviewed the tally sheet information and determined that the compensation was reasonable and appropriate for each of the Named Executive Officers for the last fiscal year. The Committee was satisfied that the payments were appropriate with the level of responsibility and performance and were aligned with the Company’s Compensation Philosophy and Strategy policy.

•	Reviewed and approved the merit increases, incentive compensation payments, and stock awards to the Named Executive Officers and other key employees of the Company.

•	Reviewed and approved restricted Stock awards for non-employee directors.

•	Reviewed and approved the CEO evaluation form and conducted the annual CEO evaluation.

•	Reviewed and approved the amended and restated Frisch’s Restaurants, Inc. Pension Plan to comply with the cyclical remedial amendment program since the volume submitted practitioner no longer sponsors a volume submitter defined benefit pension plan.

14

Management’s Role. Management, including the CEO, CFO, and Vice President of Human Resources, makes recommendations to the Committee for salary adjustments, incentive compensation, and equity-based awards for the executive officers based upon the performance of the officers and the Company during the prior fiscal year and any changes in the officers’ responsibilities during the year. Management may also recommend material changes to compensation or to the mix of components of compensation during a fiscal year in connection with new hires or promotions of Named Executive Officers. The members of the Committee, in addition to the recommendations of management, also consider their own experience with the Named Executive Officers, including interactions of such officers with the Board, business results and business unit results, and the reports and presentations by such officers provided to the Board on a regular and as-requested basis. No executive officer has any role in approving his or her own compensation.

Elements of Executive Compensation

To be consistent with our objectives to attract and retain quality talent, pay for performance and align the interests of our executives with our shareholders, our executive compensation program consists of the following elements of compensation:

•	Base Salary
•	Incentive Compensation and Variable Compensation Plans
•	Equity Awards
•	Retirement Benefits, Health and Welfare Benefits and Perquisites

Generally, the types of compensation and benefits provided to the Named Executive Officers are similar to those provided to other executive officers of the Company.

Use of Market Data and Peer Groups

When making compensation decisions, the Committee compares the compensation of our executives to the compensation of similarly positioned executives at other companies in the restaurant industry to gain an understanding of the market compensation practices for these positions. We generally target for base pay to be at the 50th percentile and the total cash compensation to be targeted between the 50th and the 75th percentiles. To assist the Committee in evaluating and determining competitive levels of compensation for the various elements of pay, Towers Watson., one of our compensation consultants, provides the Committee with a biennial report comparing each element of each executive’s compensation to that of their peers in the restaurant industry using regional/national data for restaurant chains with comparable revenue and total restaurant units. General industry data is used when position-specific pay data is not available in the restaurant industry. The source of the data is a comprehensive annual compensation survey provided by the Chain Restaurant Total Rewards Association (CRTRA), which had 98 restaurant organizations reporting compensation data in 2013. Included in this study were peers such as AFC Enterprises, Inc., Benihana, Inc., Buffalo Wild Wings, Inc., Cosi, Inc., Cracker Barrel Old Country Store, Inc., Denny’s, Inc., Eat’n Park Restaurants, Einstein Noah Restaurant Group, Inc., Famous Dave’s of America, Inc., Friendly Ice Cream Corporation, Buffet Partners LP, Golden Corral Corporation, Perkins Restaurant & Bakery, and Sonic Corporation.

In addition, the Committee, with the assistance of management and its independent compensation consultant RSC, benchmarks the compensation of the Company’s Board of Director’s against a peer group of 10 chain restaurant companies and 13 regional general industry companies, which the Committee believes are of similar aggregate size. The chain restaurant peer group consisted of the following companies: Ark Restaurants Corp., Chuy’s Holdings, Cosi Inc., Denny’s Corporation, Einstein Noah Restaurant Group, Famous Dave’s of America, Inc., Jamba, Luby’s Inc., and Popeye’s Louisiana Kitchen Inc. The 13 regional general Industry companies included Almost Family, Inc., CECO Environmental Corporation, Core Molding Technologies, Inc., Delta Natural Gas Company, Dixie Group Inc., Gorman-Rupp Company, Healthstream, Inc., Hurco Companies, Inc., LSI Industries, Inc., Miller Industries, RG Barry Corporation, Rocky Brands, Inc., and Skyline Corporation.

The chain restaurant peer companies are similar to those in the 2012 Board compensation study, except that Buffalo Wild Wings Inc., BJ’s Restaurants Inc., Sonic Corp., Marcus Corp., Benihana Inc., J. Alexander’s Corp. and Granite City Food & Brewery Ltd. were replaced with Einstein Noah Restaurant Group, Bravo Brio Restaurant Group, Jamba, and Chuy’s Holdings to maintain comparable revenue size. AFC Enterprises changed its name to Popeye’s Louisiana Kitchen Inc.

15

Base Salary

Chief Executive Officer (CEO). The Company signed a three-year employment agreement with the CEO for the period beginning May 30, 2012, and ending on June 2, 2015. The base salary is required to be adjusted at the beginning of the second and third years of the employment agreement to reflect 100 percent of the latest annual change in the Consumer Price Index for All Urban Consumers (“CPI-U”) as published by the U.S. Department of Labor, Bureau of Labor Statistics. Pursuant to the contract, the annual base salary for the CEO for the first contract year, the fiscal year beginning May 30, 2012 was $370,000. Due to CPI-U increases, the base salary for the fiscal year beginning May 29, 2013 was $375,550, and for the fiscal year beginning June 4, 2014 is $381,183. However, because the fiscal year beginning May 30, 2013 contained 53 weeks, the CEO received $382,772 in actual base pay for that fiscal year.

Executives. To determine the base salaries of the Company’s other executives, the Company established a series of salary ranges that correspond to levels of executive responsibility. The basis for the salary ranges is the comparative data provided by an independent compensation consultant. The Company updates the salary ranges annually, based on current market data. Individual salaries are set within the applicable salary range for the position and are evaluated annually. The CEO recommends merit increases, subject to the Committee’s approval, based on job performance as measured against one or more individual performance goals established annually for each executive and based upon the overall performance of the Company.

Incentive Compensation

Chief Executive Officer Bonus and Incentive Plans

Pursuant to the terms of the CEO’s current employment agreement that went into effect on May 30, 2012, the Committee granted a one year Performance Award to the CEO on May 30, 2012, as permitted, under Section X of the Company’s 2003 Stock Option and Incentive Plan (the “2003 Plan”). The Performance Award governed the CEO’s incentive compensation for the fiscal year that ended on May 28, 2013. The Performance Award granted on May 30, 2012 (the 2003 Plan Performance Award) stipulated that incentive compensation would be earned by the CEO if the Company’s pre-tax earnings equaled or exceeded 4 percent of the Company’s total revenue as reported in the Company’s annual report to shareholders.

The Company discontinued the issuance of any new awards under the 2003 Plan effective October 3, 2012, when the 2003 Plan was replaced with the 2012 Stock Option and Incentive Plan (the “2012 Plan”) which was approved by shareholders in October 2012. The CEO’s employment agreement was amended on June 12, 2013 to allow the Committee to grant Performance Awards to the CEO under the 2012 Plan. On June 12, 2013, Committee granted a two-year Performance Award to the CEO that was effective May 29, 2013 to govern the CEO’s incentive compensation for the last two years of the employment contract (the year that ended June 3, 2014 and the year that will end on June 2, 2015). Pursuant to the Performance Award granted on June 12, 2013 (the 2012 Plan Performance Award), the CEO is eligible to receive incentive compensation during each of the last two years of the employment contract, if the Company’s pre-tax earnings for those years equal or exceed 4 percent of the Company’s total revenue as reported in the Company’s annual report to shareholders.

“Pre-tax earnings” is defined as the amount reported in the annual report, but computed without reduction for: the CEO’s incentive compensation, the value of stock options and awards granted that are recognized as stock based compensation and deducted as an expense in calculating pre-tax earnings, and performance based bonuses paid under the Company’s Senior Executive Bonus Plan. The incentive compensation is equal to (a) 1.5 percent of the Company’s pre-tax earnings if in such fiscal year pre-tax earnings equal or exceed 4 percent (but are less than 5 percent) of the Company’s total revenue, and (b) an additional 1 percent of the Company’s pre-tax earnings is added (a total of 2.5 percent of the Company’s pre-tax earnings) if in such fiscal year the Company’s pre-tax earnings equal or exceed 5 percent of the Company’s total revenue. However, the incentive compensation is reduced, if necessary, to the extent that the accrual of the incentive compensation would reduce pre-tax earnings in a fiscal year to below 4 percent of the Company’s total revenue. Incentive compensation is paid 90 percent in cash and 10 percent in shares of the Company’s Common Stock (rounded down to the nearest whole share). Any Common Stock issued must be held for one year after the date of issue.

Also, the 2003 and 2012 Plan Performance Awards granted to the CEO require the Company to make a contribution to the trust established for the benefit of the CEO under the Frisch’s Restaurants, Inc. Nondeferred Cash Balance Plan (see Benefits section below) for any fiscal year in which the Company’s pre-tax earnings equal or exceed 4 percent of its total revenue, based upon the following schedule:

Pre-Tax Earnings as a Percentage of Total Revenue	Contribution to the Plan as a Percentage of Salary
At least 4%, but less than 5%	18%
At least 5%, but less than 6%	37%
At least 6%	55%

16

In addition, on the day of the annual shareholders meeting in each contract year, the CEO’s employment agreement requires the Company to grant to the CEO restricted Common Stock in the same amount and subject to the same conditions as the restricted Common Stock granted to the non-employee directors on that day.

Senior Executive Bonus Plan

The objectives of the Senior Executive Bonus Plan (the “Bonus Plan”), which has been in place since 2003, are to motivate team and individual behavior that contributes to the short-term and long-term objectives of the Company. Under the Bonus Plan, the non-operations senior executives are eligible to earn annual incentive bonuses of up to 40 percent of their annual base salary. Each executive’s incentive bonus is determined by a formula that takes into account: (1) the extent to which individual performance goals established prior to the beginning of the fiscal year are met, and (2) the Company’s pre-tax consolidated earnings for the fiscal year, as a percentage of total revenue (adjusted to exclude certain revenue, if any, not related to the Company’s food service operations). No incentive bonuses are paid unless pre-tax consolidated earnings of the Company are at least 4 percent of total revenue, however the Bonus Plan does allow the CEO to amend, interpret, or revise the plan.

In order to receive the maximum incentive bonus permissible under the Bonus Plan, an executive must fully meet his or her individual performance goals and pre-tax consolidated earnings of the Company must equal or exceed 7 percent of total revenue (see chart below).

Pre-Tax Earnings as a Percentage of Total Revenue	Corporate Performance Multiplier
4-4.9%	10%
5-5.9%	20%
6-6.9%	30%
7% or over	40%

Specific individual goals are determined jointly by the CEO and the executive based upon the overall Company goals for the fiscal year. Goals are reviewed by the executive and the CEO on a quarterly basis. Attainment of goals is measured based upon those results over which the executive either has direct control or has the ability to manage circumstances which would have resulted in the accomplishment of the goal.

Of the total incentive bonuses earned by each executive, 10 percent is paid in shares of the Company’s Common Stock (rounded down to the nearest whole share) and the remainder is paid in cash. For their performance in the fiscal year ended June 3, 2014, a total of 1,080 shares of Common Stock were issued in July 2014 to employees pursuant to the Bonus Plan. All Common Stock issued must be held for one year from the date of issue. If all eligible employees under the Bonus Plan had earned their maximum incentive bonus during the fiscal year ended June 3, 2014, a total of 2,165 shares of Common Stock would have been issued in July 2014.

Equity Awards

Executives - 2012 Stock Option and Incentive Plan

Pursuant to the 2012 Stock Option and Incentive Plan (“2012 Plan”), which was approved by shareholders, awards for shares of the Common Stock of the Company may be granted to officers and certain key management personnel as determined by the Committee for achievement of meeting certain pre-tax earnings goals or expectations.

The 2012 Plan will remain in effect until all shares subject to the Plan have been awarded or issued according to the 2012 Plan’s provisions unless terminated earlier by the Board. Awards under this plan, subject to the approval of the Committee, are generally granted for each fiscal year, if merited, at the first Committee meeting held after the fiscal year ends, when the operating results for the prior fiscal year are known. No awards will be granted unless pre-tax earnings equal or exceed 4 percent of the Company’s total revenue. At the discretion of the Committee, stock awards also may be granted to newly hired executives as incentive compensation.

17

Benefits

The benefit programs, including health and welfare benefits and retirement benefits, are designed to attract and retain the best employees. The Company reviews its benefits annually to ensure that they are competitive with those offered by other restaurant chains. The source of the comparison data is a comprehensive annual benefit survey provided by the Chain Restaurant Total Rewards Association (CRTRA), which had 51 restaurant organizations reporting benefits data in 2013. Data reported in the CRTRA report is used to benchmark benefits against other restaurant chains.

Employee Stock Purchase Plan

All employees who meet the waiting period, including eligible Named Executive Officers, have the opportunity to purchase the Company’s Common Stock at a discount through payroll deductions through the Employee Stock Purchase Plan, which is a qualified, non-discriminatory Internal Revenue Code (IRC) Section 423 discount stock purchase plan.

Defined Benefit Pension Plan (Qualified Plan), Supplemental Executive Retirement Plan (Non-Qualified Plan) and Nondeferred Cash Balance Plan (Non-Qualified Plan)

The Company maintains a qualified pension plan which provides benefits at retirement of employees covered by the plan. Highly compensated employees (HCEs), as defined by U.S. Treasury Regulations, were covered previously by the qualified pension plan and accrued benefits through December 31, 1999. Commencing January 1, 2000, any employee designated as an HCE for a given year under the IRS definition receives a comparable pension benefit for that year through the Nondeferred Cash Balance Plan (NCBP) instead of accruing additional benefits under the qualified pension plan. The comparable NCBP benefit amount is determined annually and converted to a lump sum. Taxes are withheld from the lump sum, and the net amount is deposited into the HCE’s individual trust and reported as W-2 compensation. When an HCE participant in the NCBP retires or terminates, the tax-adjusted actuarial present value of all lost benefits is determined and if it exceeds the tax-adjusted value of the assets held in trust, the Company makes a contribution to the participant’s trust for the shortfall.

The estimated minimum required total account balances for all participants was $3,131,000 as of June 3, 2014, which includes $1,630,000 for Craig F. Maier. All participants’ trust accounts exceeded the minimum requirement as of June 3, 2014, except Craig F. Maier. Including an amount that would be due for income taxes, the provision for Mr. Maier’s shortfall as of June 3, 2014 was $268,700.

All employees hired prior to July 1, 2009 and not designated as an HCE earn a benefit in the qualified plan. Both the qualified pension plan and the NCBP plan were closed to all employees hired after June 30, 2009. All participating employees hired July 1, 2009, or after are eligible for an enhanced company paid match on their contributions to the qualified Frisch’s Employee 401(k) Savings Plan (a defined contribution plan) or, if an HCE, the match is made on the non-qualified Frisch’s Executive Savings Plan (see below).

For 1999 and earlier, HCEs accrued benefits under an unfunded, non-qualified Supplemental Executive Retirement Plan (SERP) which provides a supplemental retirement benefit to HCEs equal to the reduction in their benefits under the qualified pension plan that results when compensation exceeds the Internal Revenue Code limitation, or when elective salary deferrals are made to the non-qualified Frisch’s Executive Savings Plan (see below). Effective January 1, 2000 the plan was amended and all participants’ benefits were frozen.

Under the qualified pension plan, an individual’s monthly benefit equals 51 percent of his or her average monthly compensation minus 50 percent of monthly Social Security benefits. The benefit of an individual who has less than 28 years of service with the Company is reduced by 1/28 for each year less than 28. The benefit can be taken as early as age 55, but the benefit amount will be reduced if taken before age 65. Average monthly compensation is based upon the participant’s five highest consecutive compensation periods. Compensation that is taken into consideration for periods after 1991 includes all compensation reported on the participant’s W-2 and all elective contributions to an IRC Section 125 or 401(k) plan, except that after July 15, 2002, the following items are specifically excluded: medical expense reimbursements, automobile expense allowances, use of a Company-owned automobile or any other Company-owned property, moving expense allowances and all other allowances, contributions to or benefits under the Company’s NCBP, amounts realized from the grant and/or exercise of stock options, other fringe benefits (cash and non-cash), and deferred compensation.

Amounts set aside under the qualified pension plan are computed on an actuarial basis using an aggregate funding method. Cash contributions totaling $2,000,000 were made by the Company to the qualified pension plan during the fiscal year ended June 3, 2014

18

Defined Contribution Plan (Non-Qualified Plan) – Frisch’s Executive Savings Plan (FESP)

The Frisch’s Executive Savings Plan (FESP) provides a means for HCEs who have been disqualified from participating in the Frisch’s Employee 401(k) Savings Plan, to participate in a similarly designed non-qualified plan. Under the FESP, an eligible employee may defer up to 25 percent of his or her salary, which may be invested in mutual funds or a phantom investment in Common Stock of the Company. On the first 10 percent of salary deferred, the Company makes a 15 percent matching contribution on the phantom investment in Common Stock and a 10 percent matching contribution on investments in mutual funds. All eligible FESP participants hired July 1, 2009 or after receive an enhanced match of 100 percent of the first 3 percent of their contributions to either the investment in mutual funds or the phantom investment in the Company’s Common Stock (in lieu of qualified pension benefits). Upon an employee’s retirement, the Company has the option to issue to the employee the actual shares of Common Stock allocated to that employee’s FESP account on a phantom basis or to pay to the employee the fair market value of the Common Stock in cash. A reserve of 58,492 shares of Common Stock (as adjusted for subsequent changes in capitalization from the original authorization of 50,000 shares) was established for issuance under the FESP when it was established in November 1993. Since its inception, participants have cumulatively redeemed 30,420 shares through June 3, 2014. The current reserve balance of 28,072 shares contains 12,078 shares (including 1,561 shares allocated during the fiscal year ended June 3, 2014) that have been allocated but not issued to active plan participants. A summary of the FESP Plan benefits accrued for the Named Executive Officers during the last fiscal year is as follows:

19

Fiscal 2014 Nonqualified Deferred Compensation – Frisch’s Executive Savings Plan (FESP)

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End ($)
Craig F. Maier Chief Executive Officer	0	0	0	0	0
Mark R. Lanning Chief Financial Officer	8,294	8,294	1,520	0	52,260
Michael E. Conner VP – Human Resources	36,417	2,144	13,179	0	469,562
Michael R. Everett VP – Information Systems	54,670	2,187	11,620	0	399,323
Karen F. Maier VP – Marketing	14,824	1,482	12,264	0	282,517

Health and Welfare Benefits

The Company offers medical, dental, life and disability insurance to its eligible employees. The benefits are designed to attract, retain, and provide security to employees for their health and welfare needs. All full-time employees are eligible for medical and disability coverage after meeting applicable waiting periods. Executive officers are eligible for the same major medical plans that are offered to full-time employees. In addition, executive officers are provided a supplemental medical reimbursement plan that reimburses out-of-pocket medical, dental, and vision expenses. This taxable benefit is grossed up and reported as income on the employee’s W-2 form. A maximum of 10 percent of the employee’s annual base and incentive compensation, including tax gross up, will be reimbursed each year.

The Company provides a long-term disability plan (LTD) to eligible employees. The plan provides replacement income of 60 percent of base and incentive pay, up to $5,000 per month. The Company provides a supplemental long-term disability plan to employees whose income exceeds the level covered by the standard long-term disability plan. In addition, the CEO’s employment contract provides that in the event he becomes disabled as defined by the Company’s standard long-term disability plan, he will receive disability pay equal to 60 percent of his average compensation. “Average compensation” is defined as the total compensation, including amounts earned under any Performance Award granted to the CEO under the 2012 Stock Option and Incentive Plan, (as well as “Incentive Compensation” provided under the terms of the CEO’s previous employment agreement) earned by the CEO in the three fiscal years preceding the year in which he becomes disabled, divided by three.

Vacation Benefits

The Company offers vacation benefits to employees after meeting applicable waiting periods. These benefits are offered to all employees with variances based on an employee’s classification and years of service.

Summary Compensation Table

The following table summarizes the compensation awarded, paid to, or earned by the Company’s Named Executive Officers during the Company’s last three fiscal years.

20

Name and Principal		Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
Craig F. Maier	2014	382,772	30,434	0	258,682	63,817	295,189	1,030,894
Chief Executive Officer	2013	370,000	22,722	0	244,523	48,380	265,181	950,806
	2012	315,185	410,998	0	0	49,290	132,843	908,316
Mark R. Lanning	2014	235,129	4,618	0	41,687	0	7,120	288,554
Chief Financial Officer	2013	219,692	4,131	0	37,213	0	11,896	272,932
	2012	210,000	2,079	0	18,921	0	10,560	241,560
Michael E. Conner	2014	182,576	3,572	0	32,308	2,468	63,682	284,606
Vice President – Human	2013	175,485	3,145	0	28,373	2,287	56,819	266,109
Resources	2012	170,373	1,647	0	14,916	5,040	48,203	240,179
Michael R. Everett	2014	183,353	3,595	0	32,438	2,171	54,241	275,797
Vice President – Information	2013	176,231	3,519	0	31,806	1,746	38,669	251,971
Systems	2012	171,097	1,701	0	15,447	4,239	43,859	236,343
Karen F. Maier	2014	179,690	3,526	0	31,786	14,817	52,713	282,532
Vice President – Marketing	2013	172,711	1,785	0	16,174	10,830	51,701	253,201
	2012	167,804	999	0	9,252	23,690	43,053	244,798

Fiscal 2007 Summary Compensation Table

(1)	The amounts in this column represent the cash portion of the incentive compensation paid under the CEO’s employment contract, the CEO’s Performance Awards and the Senior Executive Bonus Plan. The Senior Executive Bonus Plan allows the CEO to amend, interpret or revise the plan. The Compensation Committee approved the recommendation of the CEO to allow incentive bonus payments to be made to the senior executives for their performance during the fiscal year ended May 29, 2012, even though pre-tax consolidated earnings for that year were less than 4 percent of total revenue. The recommendation was initiated and approved because the 4 percent threshold would have been met were it not for certain pre-tax charges associated with the sale of the Golden Corral restaurants and other restaurant closures, all of which resulted from actions taken by the CEO and the Board of Directors.

Change in pension value includes the Qualified Pension Plan and the Supplemental Executive Retirement Plan.

(2)	All Other Compensation is as follows:

		Severance	Auto Allowance	Supplemental Long-Term Disability	Moving Expenses	Medical Reimbursement Plan	Contributions to Nondeferred Cash Balance Plan	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)
Craig F. Maier	2014	0	7,990	13,805	0	45,784	227,610	295,189
	2013	0	7,839	13,805	0	27,500	216,034	265,181
	2012	0	7,839	13,345	0	31,215	80,444	132,843
Mark R. Lanning	2014	0	0	2,616	0	4,504	0	7,120
	2013	0	0	2,616	0	9,280	0	11,896
	2012	0	0	2,179	0	8,381	0	10,560
Michael E. Conner	2014	0	0	2,453	0	14,975	46,255	63,682
	2013	0	0	2,453	0	18,624	35,742	56,819
	2012	0	0	2,453	0	14,211	31,539	48,203
Michael R. Everett	2014	0	0	2,302	0	17,665	34,274	54,241
	2013	0	0	2,302	0	9,103	27,264	38,669
	2012	0	0	2,302	0	16,691	24,886	43,859
Karen F. Maier	2014	0	0	2,033	0	4,319	46,361	52,713
	2013	0	0	2,033	0	11,079	38,589	51,701
	2012	0	0	2,033	0	2,826	38,194	43,053

21

Grants of Plan-Based Awards

The following table shows the equity-based incentive compensation of unrestricted stock awards granted by the Compensation Committee to the Named Executive Officers (excluding the CEO) during the fiscal year ended June 3, 2014, and the restricted stock awards granted to the CEO, in accordance with the terms of his employment agreement, in October 2013, which will vest on the first anniversary date of the award but has full voting and dividend rights prior to vesting. All such shares shown in the table below must be held until employment ends, except that enough shares may be sold to satisfy any tax obligations attributable to the award.

Fiscal 2014 Grants of Plan-Based Awards

Name	Grant Date	All Other Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)
Craig F. Maier(1)	10/2/2013	1,712	39,992
Mark R. Lanning	6/12/2013	1,610	29,173
Michael E. Conner	6/12/2013	1,140	20,657
Michael R. Everett	6/12/2013	1,140	20,657
Karen F. Maier	6/12/2013	1,140	20,657

(1)	Craig F. Maier’s stock award is restricted. The other Named Executive Officers’ awards are unrestricted.

On June 18, 2014, in recognition of their performance in the fiscal year ended June 3, 2014, the Committee granted the Named Executive Officers (excluding the CEO) the following number of shares of unrestricted Common Stock, which vested immediately. These unrestricted shares of Common Stock were issued at the Fair Market Value on the date of the award, which was $22.87 per share. The shares must be held until employment ends, except that enough shares may be sold to satisfy any tax obligations attributable to the award.

Mark R. Lanning	1,170 shares
Michael E. Conner	820 shares
Michael R. Everett	820 shares
Karen F. Maier	820 shares

Outstanding Equity Awards at Fiscal Year End

The following table outlines outstanding long-term equity-based incentive compensation awards (non-qualified stock options) for the Named Executive Officers as of the fiscal year ended June 3, 2014. Each outstanding award is shown separately.

Outstanding Equity Awards as of the Fiscal Year Ended June 3, 2014

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(1) ($)	Option Expiration Date
Craig F. Maier	-	-	-	-	-
Mark R. Lanning	-	-	-	-	-
Michael E. Conner	1,750	-	-	21,900	6/5/2017
Michael R. Everett	-	-	-	-	-
Karen F. Maier	3,500	-	-	30,130	6/8/2014
	1,750	-	-	21,900	6/5/2017

(1)	Outstanding stock options (under the 2003 Plan) were re-priced on September 17, 2012, due to recapitalization associated with payment of a special dividend of $9.50 per common share.

22

Option Exercises and Restricted Stock Vested in Fiscal Year Ended June 3, 2014

	Option Awards		Restricted Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)	(#)		($)
Craig F. Maier	0	0	2,035	(1)	46,540
Mark R. Lanning	0	0	0		0
Michael E. Conner	4,667	52,994	0		0
Michael R. Everett	2,917	20,181	0		0
Karen F. Maier	1,167	17,552	0		0

(1)	Restricted shares vested October 3, 2013 at $22.87 per share.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under the qualified pension plan and the Supplemental Executive Retirement Plan (SERP).

Pension Benefits as of Fiscal Year End June 3, 2014

		Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Craig F. Maier	Qualified Pension Plan (Defined Benefits)	20.833	511,705	0
	Supplemental Executive Retirement Plan (SERP)	20.833	257,198	0
Mark R. Lanning(1)(2)	Qualified Pension Plan (Defined Benefits)	n/a	n/a	n/a
Michael E. Conner(2)	Qualified Pension Plan (Defined Benefits)	1.00	44,318	0
Michael R. Everett(2)	Qualified Pension Plan (Defined Benefits)	1.00	32,974	0
Karen F. Maier	Qualified Pension Plan (Defined Benefits)	25.500	215,126	0
	Supplemental Executive Retirement Plan (SERP)	25.500	6,910	0

(1)	Mark R. Lanning was employed after the Qualified Pension Plan was amended to exclude HCEs from participating and accordingly does not have a balance.

(2)	Mark R. Lanning, Michael E. Conner and Michael R. Everett were employed after the SERP was frozen.

Potential Payments upon Termination or Change in Control

The Company maintains a change in control agreement with Craig F. Maier, the CEO, dated November 21, 1989, as amended on March 17, 2006, and October 7, 2008. The agreement provides that if there is a change in control of the Company that has not been approved by the Board, the Company shall either (a) continue the CEO’s employment for up to three years with compensation and perquisites equal to that which he would have received had there not been such a change, (b) employ him on such other terms as he and the Company agree, or (c) terminate his employment and make lump sum payments to him equal to the present value, based on a certain discount rate, of such compensation and continue such perquisites until the end of the period for which his employment would have continued. The maximum aggregate lump sum payment that would be payable to the CEO under the agreement if he were terminated on the date of filing of this Proxy Statement would be approximately $2,613,693 using a discount rate of 0.10 percent in accordance with provisions of the agreement. The Company does not have a change in control agreement with any of the other Named Executive Officers.

Fiscal 2014 Non-Employee Director Compensation

The compensation for our non-employee directors is intended to attract and retain the services of individuals who will be a valuable asset to the Board based upon their qualifications, experience, skills, expertise and other attributes. Our objective is to fairly compensate them for the time and effort required of a director of a public company. Part of the compensation is given in the form of stock awards to further align the interests of the directors with shareholders of the Company and to motivate directors to focus on the long-term financial interests of the Company. Directors who are Company employees are not paid any additional compensation for their services as a Board member or a member of any committee of the Board.

23

During the fiscal year ended June 3, 2014, the Company paid non-employee directors an annual retainer fee of $20,000 plus $1,600 for each Board meeting or committee meeting attended in person ($800 if attended by telephone). Each non-employee director was paid an additional annual retainer of $2,500 for each Committee they chaired and the Chairman of the Board received an additional fee of $8,500 for serving as the Chairman. Benchmarking was the basis for determining an appropriate and competitive stock based award for each non-employee director. On October 2, 2013, each non-employee director was granted a restricted stock award equivalent to $39,992 in shares of the Company’s Common Stock (1,712 shares of restricted Common Stock each) based upon the closing price of the stock that day. The restricted shares vest on the first anniversary of the date of the award, but have full voting and dividend rights prior to vesting. Vested shares must be held until Board service ends, except that enough shares may be sold to satisfy any tax obligations attributable to the award. Reasonable out-of-pocket expenses incurred for travel and attendance at Board or committee meetings are reimbursed upon request. The following table summarizes the compensation earned by or awarded to each non-employee director who served on the Board during the fiscal year ended June 3, 2014.

Fiscal 2014 Non-Employee Director Compensation

	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
Name	($)	($)	($)	($)	($)
Dale P. Brown	41,700	39,992	-	1,250	82,942
Robert J. Dourney	40,000	39,992	-	1,250	81,242
Daniel W. Geeding	51,000	39,992	-	1,250	92,242
Lorrence T. Kellar	42,500	39,992	-	1,250	83,742
Jerome P. Montopoli	42,500	39,992	-	1,250	83,742
William J. Reik, Jr.	40,000	39,992	-	1,250	81,242
Donald H. Walker	33,600	39,992	-	1,250	74,842

(1)	Represents the aggregate grant date fair value of the 1,712 shares of restricted Common Stock granted to each non-employee director on October 2, 2013.

(2)	The following 40,000 stock options, all of which are fully vested, remained outstanding as of June 3, 2014. All of the outstanding stock options were granted under the 2003 Plan.

Director	Options (#)
Daniel W. Geeding	11,000
Lorrence T. Kellar	6,000
Jerome P. Montopoli	9,000
William J. Reik, Jr.	14,000

(3)	Amounts in this column represent the value realized on exercise of stock options during the fiscal year and dividends paid on restricted shares prior to vesting.

The Company does not provide non-employee directors with retirement benefits, benefits under health and welfare plans, or compensation in any form not described above, nor does it have any agreement with any director to make charitable donations in the director’s name.

24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5 percent of the Company’s outstanding Common Stock as of August 25, 2014 (unless a different date is specified in the footnotes to the table). Unless otherwise indicated, beneficial ownership numbers represent Common Stock over which the beneficial owner has sole voting and sole dispositive power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Royce & Associates, LLC 1414 Avenue of Americas New York, New York 10019	809,740	(1)	15.8%

Reik & Co., LLC 15 West 53rd Street, Suite 12B New York, NY 10019	614,849	(2)	12.0%

Craig F. Maier 2800 Gilbert Avenue Cincinnati, OH 45206	518,468	(3)	10.1%

Karen F. Maier 2800 Gilbert Avenue Cincinnati, OH 45206	307,259	(4)	6.0%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	272,042	(5)	5.3%

Active Owners Fund LP 1800 N. Highland Avenue, 5th Floor Los Angeles, CA 90028	260,137	(6)	5.1%

(1)	Information as of December 31, 2013, as reported in a Form 13G/A filed with the SEC on January 9, 2014.

(2)	Information as of March 31, 2014, as reported in a Form 13F filed with the SEC on May 8, 2014. William J. Reik, Jr., a director of the Company, is the Managing Member of Reik & Co., LLC. The number of shares reported includes all shares personally owned by Mr. Reik, which are reported in the section below entitled “Security Ownership of Management.”

(3)	Includes 38,577 shares owned by Frisch New Richmond Big Boy, Inc., of which Mr. Maier is President and sole shareholder; 2,307 shares owned as Trustee of three trusts for the benefit of his minor children; and 52,062 shares as Trustee of the Jack C. Maier Trust for the benefit of Craig Maier Family.

(4)	Includes 1,750 shares she has the right to acquire pursuant to the exercise of stock options.

(5)	Information as of December 31, 2013, as reported in a Form 13G/A filed with the SEC on February 10, 2014, which indicated that Dimensional Fund Advisors LP had dispositive power over 272,042 shares, but only had sole voting power over 267,524 of those shares.

(6)	Information as of August 7, 2014, as reported in a Schedule 13D filed with the SEC on August 8, 2014, which indicated that Active Owners Fund LP had sole voting and dispositive power over the shares, that Active Owners Fund LP’s general partner, TP-One Holdings, LLC (“TP-One”) and its investment adviser, AOF Management LLC, may each be deemed to be an owner of the shares and have sole voting and dispositive powers over the shares, and that Joseph Pretlow and Ben Terk, managing members of TP-One and AOF Management LLC, may each be deemed to be owners of the shares and have shared voting and dispositive powers over the shares.

25

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the number of shares of Common Stock beneficially owned as of August 25, 2014, by (i) each director and nominee for election as a director of the Company, (ii) each Named Executive Officer of the Company named in the Summary Compensation Table herein, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, beneficial ownership numbers represent Common Stock over which the beneficial owner has sole voting and sole dispositive power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors
Daniel W. Geeding	27,624	(1)	*
Jerome P. Montopoli	20,203	(2)	*
Craig F. Maier (also a Named Executive Officer)	518,468	(3)	10.1%
Dale P. Brown	14,644		*
Lorrence T. Kellar	21,039		*
William J. Reik, Jr.	236,482	[4]	4.6%
Karen F. Maier (also a Named Executive Officer)	307,259	(5)	6.0%
Robert J. (RJ) Dourney	10,868		*
Donald H. Walker	15,279		*
Other Named Executive Officers
Mark R. Lanning	4,428		*
Michael E. Conner	8,113	(6)	*
Michael R. Everett	2,616		*
All directors and executive officers as a group (Total of 17, including executive officers that are not Named Executive Officers)	1,200,744	(7)	23.3%

* Percentage information is omitted for individuals who owned less than 1 percent of the outstanding Common Stock and shares of Common Stock deemed outstanding due to exercisable options.

(1)	Includes 11,000 shares he has the right to acquire pursuant to the exercise of stock options.

(2)	Includes 9,000 shares he has the right to acquire pursuant to the exercise of stock options.

(3)	See footnote (3) to the chart in the preceding section “Security Ownership of Certain Beneficial Owners.”

(4)	Includes 14,000 shares he has the right to acquire pursuant to the exercise of stock options. Mr. Reik is the Managing Member of Reik & Co., LLC, whose stock ownership of the Company is disclosed in the preceding chart entitled “Security Ownership of Certain Beneficial Owners.”

(5)	See footnote (4) to the chart in the preceding section “Security Ownership of Certain Beneficial Owners.”

(6)	Includes 1,750 shares he has the right to acquire pursuant to the exercise of stock options.

(7)	Includes 39,417shares the group has the right to acquire pursuant to the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons owning more than 10 percent of the outstanding shares of the Company’s Common Stock to file reports of their ownership and changes in ownership of the Company’s Common Stock with the SEC and the NYSE MKT and to furnish copies of such reports to the Company. Such reports are filed on Forms 3, 4 and 5 under the Exchange Act. The Company is required to set forth in this Proxy Statement the number of late reports, transactions not reported and any known failure to file a report. Based solely on our review of the reports furnished to us and certain written representations of each reporting person, to the Company's knowledge, the filing requirements were satisfied by the persons subject thereto during the most recent fiscal year.

26

2015 SHAREHOLDER PROPOSALS

Any shareholder who wishes a proposal to be considered for inclusion in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders, which is currently scheduled for October 21, 2015, must submit the proposal to the Company on or before April 24, 2015. Proposals should be addressed to Donald A. Bodner, Secretary, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. Any such proposal must satisfy the conditions for shareholder proposals established by the SEC in Rule 14a-8 promulgated pursuant to the Exchange Act.

Any shareholder who intends to directly present a proposal at the 2015 Annual Shareholders Meeting (outside of the Rule 14a-8 process) must notify the Company of the proposal on or before July 8, 2015. If the Company is not notified by such date, the Company will have the right to exercise discretionary voting authority for the proxies it obtains with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Notices of any intention to present a proposal at the 2015 Annual Shareholders Meeting should be addressed to Donald A. Bodner, Secretary, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206.

Shareholders may propose director candidates for consideration by the Nominating and Corporate Governance Committee of the Board. Any such recommendations should be directed to Chair, Nominating and Corporate Governance Committee, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206, and must be received no later than April 24, 2015, for the 2015 Annual Meeting of Shareholders.

COST OF SOLICITATION

The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting and Proxy and any additional materials relating to the Meeting and the cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodial nominees and fiduciaries to supply proxy materials to the beneficial owners of the Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain officers and employees of the Company may solicit proxies in person or by telephone, facsimile transmission, e-mail or U.S. mail, for which they will not receive any special compensation.

PROXY MATERIALS AND ANNUAL REPORT

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to Be Held on October 22, 2014: This Notice of Annual Meeting and Proxy Statement and the Company’s most recent Annual Report to Shareholders are available on our website at www.frischs.com. These items are also available at www.proxyvote.com.

The Company will supply without cost, upon written request, a copy of the Company's most recent Annual Report on Form 10-K, including financial statements and schedules. Such request should be directed to Mark R. Lanning, Vice President-Finance, Treasurer and Chief Financial Officer, Frisch's Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206.

OTHER MATTERS

The Company's Board knows of no other matters to be presented at the Meeting other than those set forth above. However, if any other matters come before the Meeting, the holders of the proxy will vote the shares represented by the proxy on such matters in accordance with their discretion, in accordance with any recommendations of the Board, and discretionary authority to do so is included in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS
DONALD A. BODNER
Secretary
Dated: September 12, 2014

27

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on October 22, 2014.

FRISCH'S RESTAURANTS, INC.	Meeting Information
Meeting Type: Annual Meeting
For holders as of: August 25, 2014
Date: October 22, 2014 Time: 9:00 AM
Location: The executive offices of Frisch’s Restaurants, Inc.
2800 Gilbert Avenue
Cincinnati, Ohio 45206-1206

FRISCH'S RESTAURANTS, INC. 2800 GILBERT AVENUE CINCINNATI, OH 45206	You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M78247-P54682

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT          ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:       www.proxyvote.com

2) BY TELEPHONE:  1-800-579-1639

3) BY E-MAIL*:          sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before October 8, 2014 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M78248-P54682

Voting Items

The Board of Directors recommends a vote “FOR ALL NOMINEES” on Proposal 1 and "FOR" on Proposals 2 and 3.

1.	Election of the persons below to serve as Directors until the 2016 Annual Meeting and until their successors are elected and qualified:

NOMINEES:

01) Robert J. (RJ) Dourney	04) William J. Reik, Jr.
02) Lorrence T. Kellar	05) Donald H. Walker
03) Karen F. Maier

2.	Ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm

3.	Advisory vote on approval of executive compensation

M78249-P54682

FRISCH'S RESTAURANTS, INC. 2800 GILBERT AVENUE CINCINNATI, OH 45206

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Savings Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M78229-P54682	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FRISCH'S RESTAURANTS, INC.		For	Withhold	For All	To withhold authority to vote for any
		All	All	Except	individual nominee(s), mark “For All Except”and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR ALL NOMINEES” on Proposal 1 and "FOR" on Proposals 2 and 3.		☐	☐	☐

1.	Election of the persons below to serve as Directors until the 2016 Annual Meeting and until their successors are elected and qualified:

NOMINEES:

	01) Robert J. (RJ) Dourney	04) William J. Reik, Jr.
	02) Lorrence T. Kellar	05) Donald H. Walker
03) Karen F. Maier
							For	Against	Abstain
2.	Ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm						☐	☐	☐
3.	Advisory vote on approval of executive compensation						☐	☐	☐

This Proxy is solicited on behalf of the Company’s Board of Directors. The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the Proxy is properly signed, this Proxy will be voted for the election of all nominees under Proposal 1, for Proposals 2 and 3, and in the discretion of the proxies, in accordance with any recommendations of the Board of Directors, on any other matters that may properly be presented at the meeting. If cumulative voting is properly declared with respect to the election of Directors, the votes will be cast in such a way as to effect the election of all nominees, or as many thereof as possible, in accordance with the recommendations of the Board of Directors.

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN THIS BOX]		Date			Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

FRISCH’S RESTAURANTS, INC.

October 22, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice and Proxy Statement and Annual Report

are available at www.frischs.com.

These items are also available at www.proxyvote.com.

Please sign, date, and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. ↓

M78230-P54682

PROXY

FRISCH'S RESTAURANTS, INC.

ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 22, 2014 AT 9:00 AM

This proxy is solicited by the Board of Directors.

The undersigned hereby appoints Craig F. Maier and Daniel W. Geeding, and each or either of them, as the undersigned’s proxies, with full power of substitution, to represent and to vote all common stock of Frisch's Restaurants, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the executive offices of Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206-1206, on Wednesday, October 22, 2014, at 9:00 a.m., Eastern Daylight Savings Time, and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned could do if personally present. The proxies are directed to vote the shares as set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed and dated on reverse side)